Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE	Vice President of Investor Relations
March 18, 2013	813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

RESULTS FOR THE FOURTH QUARTER

AND FISCAL YEAR 2012, GUIDANCE FOR 2013 AND RECENT EVENTS

(Tampa, Fla.) - Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced highlights and results for the quarter and full year ended December 31, 2012.

•

The GAAP net loss for the year ended December 31, 2012 was $22.1 million, or $0.73 per diluted share, compared to a net loss of $66.4 million or $2.41 per diluted share for 2011. The GAAP net loss for the fourth quarter was $34.1 million, or $0.98 per diluted share, compared to a net loss of $3.9 million, or $0.14 per diluted share in the fourth quarter of 2011. 2012 results were impacted by a charge of $48.6 million, reflecting the loss on the early extinguishment of the Company’s debt.

•

Pro-Forma Adjusted EBITDA for the year was $241.7 million, slightly above the high end of the range of previously provided guidance of $225 to $240 million. This compares to 2011 Pro Forma Adjusted EBITDA of $211.0 million, reflecting 15% year-over-year growth, strong earnings from incentives and performance based fees, and growth in the EBITDA contributions from the ARM and Loans and Residuals segments, as well as a solid contribution from the Reverse Mortgage business acquired near the end of the year.

•

Adjusted EBITDA for the fourth quarter was $64.1 million, reflecting increased cash flows from the residual trusts and a solid contribution by the Reverse Mortgage business. This compares to Pro-Forma Adjusted EBITDA of $55.0 million in the fourth quarter of 2011.

•

Core earnings for the full year doubled to $83.1 million after taxes, or $2.73 per diluted share, as compared to $41.5 million after taxes, or $1.50 per diluted share, for the full year 2011. Core earnings for the fourth quarter was $22.5 million after taxes, or $0.64 per diluted share, compared to $16.1 million, or $0.56 per diluted share, in the fourth quarter of last year.

Recent Developments

•

On December 31, 2012, the Company signed a definitive agreement to acquire Security One Lending (“S1L”), a leading retail and wholesale reverse loan originator based in San Diego, California. The assets acquired and liabilities assumed in conjunction with this transaction have been included in the Company’s consolidated balance sheets as of December 31, 2012.

•

On January 3, 2013, the Company signed a definitive agreement to acquire approximately $93 billion in unpaid principal balance (“UPB”) of Fannie Mae backed residential servicing assets (“MSRs”) and other intangibles, including related advance receivables of approximately $1 billion, from Bank of America

(“BofA”). In addition, the Company signed a definitive agreement to acquire a servicing platform from MetLife Bank.

•

On January 31, 2013, the Company closed an $825 million incremental first lien term loan facility, which was upsized from its original $475 million launch based on significant demand and the company’s expectations for its ability to utilize that financing to fund growth opportunities.

•

On January 31, 2013, the Company completed the previously announced acquisitions of the originations and capital markets platforms, as well as the purchases of approximately $44 billion in UPB of Fannie Mae MSRs and other intangibles from Residential Capital, LLC (“ResCap”) and $84 billion in UPB of Fannie Mae MSRs and other intangibles from BofA. Pro-forma for all of the announced acquisitions, the Company’s serviced portfolio is estimated at a UPB of $245 billion.

•

On March 1, 2013, the Company completed the acquisition of the correspondent lending and wholesale broker business from Ally Bank, enhancing the channel capabilities of the Originations platform. The Company also completed the previously announced acquisition of the MetLife Bank servicing platform on this date.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

“We are extremely pleased with the growth and strategic development of our business, as well as our operational accomplishments, in 2012,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “Our solid execution against our plans is especially evident in the targeted acquisitions of significant Fannie Mae MSRs from ResCap and BofA, our successful efforts in extending our capabilities in the forward market into the reverse sector with the acquisitions of RMS and S1L, and with the very tactical acquisition of the ResCap originations and capital markets platforms, which will diversify our revenue streams and extend the duration of our servicing portfolio through HARP retention and recapture efforts. We expect each of these acquisitions to contribute to the profitable and sustainable long-term growth of our business and will leverage and enhance the capabilities of our fee-for-service, value–added business model.”

“With the closing of the ResCap and BofA purchases, Walter Investment will service a portfolio of nearly 2 million loans with a UPB of roughly $245 billion, concentrated in product backed by our strategic partner, Fannie Mae”, continued O’Brien. “The 185% growth in our servicing book as compared to 2011 demonstrates not only our ability to capitalize on the near term opportunities currently available to specialty servicers, but also to do so in a thoughtful and deliberate nature consistent with our strategy and long-term vision for the Company.”

Market Commentary and Outlook

In addition to results for the fourth quarter and the full year, the Company also provided additional information on its business development activities and outlook for 2013.

•

The Company’s pipeline of business development opportunities continues to include a mix of subservicing, MSR acquisition and servicing platform opportunities and totals in excess of $300 billion in UPB. Included in this pipeline are portfolios for which we are in exclusive negotiations with a UPB in excess of $40 billion. Changes in the pipeline reflect the conversion of approximately $20 billion of UPB from the exclusive pipeline in the last 75 days. Walter Investment continues to expect to convert a high percentage of the transactions in the exclusive pipeline in the near term. There can be no guarantee, however, that any of the opportunities in our pipeline will result in purchases or contracts added by the Company.

•

Based on continued strong overall market conditions, contributions expected from the transactions completed by the Company last year and in the first quarter of 2013, and the robust pipeline for potential new business, the Company anticipates 2013 Adjusted EBITDA in a range of $650 million to $725 million.

Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of our forward-looking financial measures for the year ending December 31, 2013.

Fourth Quarter 2012 Financial and Operating Highlights

The Company’s results for all periods presented include the results of Walter Investment, while the results of Reverse Mortgage Solutions (“RMS”) have been included for the period subsequent to its acquisition.

The Company’s GAAP net loss for the fourth quarter was $34.1 million or $0.98 per diluted share, as compared to a net loss of $3.9 million, or $0.14 per diluted share, in the fourth quarter of 2011. Results for the quarter reflect a charge of $48.6 million related to the loss incurred by the Company on the early extinguishment of its debt.

Core earnings after taxes for the fourth quarter was $22.5 million, or $0.64 per diluted share, compared to $16.1 million, or $0.56 per diluted share, in the fourth quarter of 2011. Total accounts serviced were approximately one million with a UPB of $90.1 billion as of December 31, 2012. These amounts do not reflect the acquisitions from ResCap and Bank of America in the first quarter of 2013.

Total revenue for the fourth quarter was $176.4 million, as compared to $155.9 million in the year-ago period. This year-over-year increase in revenue reflects a $21.5 million increase in servicing revenue and a $2.5 million net increase in other revenues, primarily from the addition of RMS, partially offset by a $3.5 million decline in interest income as compared to the prior year.

Total expense increased from $161.3 million in the fourth quarter of 2011 to $188.7 million in the fourth quarter of 2012. The year-over-year increase reflects the additional operating and overhead costs, including salaries and benefits and general and administrative expenses, of RMS. Increased expenses also reflected higher legal and due diligence costs associated with increased corporate and business development activities.

Walter Investment ended the quarter with liquidity of $566.8 million, including cash of $442.1 million and availability under our revolver of $124.7 million. Walter expects to utilize this available cash in the first half of 2013 to fund the purchases and acquisitions noted previously. Payments of $10.4 million were made to reduce outstanding Company indebtedness during the fourth quarter of 2012.

Segments

The results of the Company’s segments are presented in the narrative below. As a result of the acquisition of RMS a new “Reverse Mortgage” segment has been added.

Servicing

The Servicing segment generated revenue of $102.5 million in the fourth quarter, which included $71.8 million of servicing fees, $19.5 million of incentive and performance-based fees, and $10.8 million of ancillary and other fees. Expense for the Servicing segment was $90.0 million, which included $20.7 million of depreciation and amortization costs. The segment generated core earnings before income taxes of $31.3 million for the quarter ended December 31, 2012. This compares to core earnings before income taxes of $27.7 million in the fourth quarter of 2011.

Asset Receivables Management (“ARM”) and Insurance

The ARM segment generated revenue of $11.3 million and incurred expense of $8.0 million in the quarter ended December 31, 2012. Core earnings before income taxes was $5.4 million. This compares to revenue of $7.1 million, expense of $6.5 million, and core earnings before income taxes of $2.8 million in the fourth quarter of 2011. The year over year increase in core earnings was primarily a result of increased revenues from higher gross collections and a high recovery rate in the fourth quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $19.2 million, offset by expenses of $10.4 million for the fourth quarter. Insurance segment core earnings before income taxes was $10.6 million for the quarter ended December 31, 2012. This compares to revenue of $20.6 million, expense of $12.2 million, and core earnings before income taxes of $10.6 million in the fourth quarter of 2011.

Loans and Residuals

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $36.7 million for the fourth quarter of 2012, slightly below interest income generated in the fourth quarter of 2011 as a result of anticipated portfolio run-off. Total expense for the segment was $38.6 million, including $25.9 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $1.5 million for the fourth quarter of 2012, compared to pre-tax core earnings of $5.1 million for the fourth quarter of 2011. Pre-tax core earnings declined as compared to the prior year period primarily as a result of lower net interest income and an increase to provision for losses of $2.6 million.

Performance of the Walter Investment legacy portfolio included delinquencies of 6.88% at December 31, 2012, 128 bps higher as compared to those at December 31, 2011, while REO inventory levels declined slightly as compared to the prior year period.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $7.0 million for the months of November and December, which included $5.1 million in servicing fees and $1.9 million of net other revenue. Total expenses were $11.2 million, offset by a $7.3 million other gain from the net impact of HECM loans and GNMA Trust liability fair value adjustments. Segment core earnings before income taxes was $6.9 million in the fourth quarter. The Reverse Mortgage segment contributed Adjusted EBITDA of $7.7 million for the last two months of 2012. Segment core earnings and Adjusted EBITDA for the Reverse Mortgage segment reflect the exclusion of fair value adjustments made in accordance with GAAP and adds as “cash gain” the excess of proceeds received in GNMA financing transactions above the purchase price or cost for the related loans originated or acquired.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 4,200 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter and full year results and other general business matters during a conference call and live webcast to be held on Tuesday, March 19, 2013, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This document speaks only as of this date. Walter Investment disclaims any duty to update the information herein except as otherwise required by law.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and EBITDA include, but are not limited to:

•	Regulatory changes and changes in delinquency and default rates that could adversely affect the costs of our businesses such that they are higher than expected;

•	Prepayment speeds, delinquency and default rates of the portfolios we service;

•	Our inability to achieve anticipated incentive fees, which are subject to certain factors beyond the Company’s control and which are difficult to estimate with any degree of certainty in advance;

•	The achievement of anticipated volumes and margins from the origination of both forward and reverse mortgages, which can be affected by multiple factors, many of which are beyond our control;

•

Assumptions with regard to the HARP eligible population of the portfolios we service, customer take up rates, our recapture rates, the origination margins for HARP refinancing and anticipated changes to the HARP program which may increase competition;

•

Assumptions with regard to contributions from originations are also subject to the integration of the ResCap origination and capital markets platforms, and the organizational structure, capital requirements and performance of the business after the acquisition;

•	The closing of the Security One Lending acquisition, and other business and asset acquisitions on schedule, and the addition of new business in 2013;

•	The timely and efficient transfer of assets acquired to the Company’s platforms and the efficient integration of the acquired businesses, including achievement of synergies related thereto;

•

The accuracy of our expectations regarding the value of, and contributions from, acquired MSRs, related intangibles and other assets, including the accuracy of our assumptions as to the performance of the assets we acquire, which are subject to and affected by many factors, some of which are beyond our control, and could differ materially from our estimates;

•	Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings;

•	The effects of competition on our existing and potential future business;

•	Our ability to service our existing or future indebtedness;

•	Other factors that may affect the Company’s earnings or costs; and

•	Other factors relating to our business in general as detailed in Walter Investment’s 2012 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$102,040	$11,292	$—	$—	$5,134	$—	$(5,052)	$113,414
Interest income on loans	—	—	—	36,654	—	—	—	36,654
Insurance revenue	—	—	19,149	—	—	—	—	19,149
Other revenues	492	49	82	5	1,858	4,722	(48)	7,160

Total revenues	102,532	11,341	19,231	36,659	6,992	4,722	(5,100)	176,377
EXPENSES
Interest expense	1,074	—	—	25,853	1,217	17,180	—	45,324
Depreciation and amortization	20,749	1,873	1,351	—	1,942	84	—	25,999
Provision for loan losses	—	—	—	5,230	—	—	—	5,230
Other expenses, net	68,174	6,150	9,052	7,541	7,991	18,324	(5,100)	112,132

Total expenses	89,997	8,023	10,403	38,624	11,150	35,588	(5,100)	188,685
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(273)	—	—	(421)	7,279	(759)	—	5,826
Losses on extinguishments	—	—	—	—	—	(48,579)	—	(48,579)

Total other gains (losses)	(273)	—	—	(421)	7,279	(49,338)	—	(42,753)

Income (loss) before income taxes	12,262	3,318	8,828	(2,386)	3,121	(80,204)	—	(55,061)

Core Earnings
Step-up depreciation and amortization	16,036	1,873	1,351	—	1,101	84	—	20,445
Losses on extinguishment of debt	—	—	—	—	—	48,579	—	48,579
Share-based compensation expense	1,940	196	431	—	153	256	—	2,976
Transaction and integration costs	854	—	—	—	—	8,356	—	9,210
Non-cash fair value adjustments	—	—	—	—	2,554	—	—	2,554
Non-cash interest expense	235	—	28	3,932	—	—	—	4,195
Net impact of Non-Residual Trusts	—	—	—	—	—	3,334	—	3,334
Other	—	—	—	—	—	116	—	116

Total adjustments	19,065	2,069	1,810	3,932	3,808	60,725	—	91,409

Core earnings (loss) before income taxes	31,327	5,387	10,638	1,546	6,929	(19,479)	—	36,348
Adjusted EBITDA
Interest expense on debt	3	—	—	—	—	17,160	—	17,163
Depreciation and amortization	4,713	—	—	—	841	—	—	5,554
Non-cash interest income	(489)	—	(81)	(2,800)	(119)	—	—	(3,489)
Provision for loan losses	—	—	—	5,230	—	—	—	5,230
Residual Trusts cash flows	—	—	—	3,237	—	—	—	3,237
Pro forma synergies	—	—	—	—	—	—	—	—
Other	490	15	44	(1,052)	22	512	—	31

Total adjustments	4,717	15	(37)	4,615	744	17,672	—	27,726

Adjusted EBITDA	$36,044	$5,402	$10,601	$6,161	$7,673	$(1,807)	$—	$64,074

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$395,913	$38,876	$—	$—	$5,134	$—	$(20,953)	$418,970
Interest income on loans	—	—	—	154,351	—	—	—	154,351
Insurance revenue	—	—	73,249	—	—	—	—	73,249
Other revenues	2,773	49	659	5	1,858	15,123	(48)	20,419

Total revenues	398,686	38,925	73,908	154,356	6,992	15,123	(21,001)	666,989
EXPENSES
Interest expense	4,882	—	—	96,337	1,217	77,235	—	179,671
Depreciation and amortization	84,474	7,774	5,377	—	1,942	161	—	99,728
Provision for loan losses	—	—	—	13,352	—	—	—	13,352
Other expenses, net	262,515	22,623	35,175	28,623	7,991	39,684	(21,001)	375,610

Total expenses	351,871	30,397	40,552	138,312	11,150	117,080	(21,001)	668,361
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(1,056)	—	—	(116)	7,279	8,393	—	14,500
Losses on extinguishments	—	—	—	—	—	(48,579)	—	(48,579)

Total other gains (losses)	(1,056)	—	—	(116)	7,279	(40,186)	—	(34,079)

Income (loss) before income taxes	45,759	8,528	33,356	15,928	3,121	(142,143)	—	(35,451)

Core Earnings
Step-up depreciation and amortization	65,768	7,774	5,377	—	1,101	161	—	80,181
Losses on extinguishment of debt	—	—	—	—	—	48,579	—	48,579
Share-based compensation expense	10,171	868	2,167	—	153	847	—	14,206
Transaction and integration costs	2,722	—	—	—	—	13,060	—	15,782
Non-cash fair value adjustments	—	—	—	—	2,554	—	—	2,554
Non-cash interest expense	919	—	214	4,943	—	—	—	6,076
Net impact of Non-Residual Trusts	—	—	—	—	—	945	—	945
Other	—	—	—	—	—	1,269	—	1,269

Total adjustments	79,580	8,642	7,758	4,943	3,808	64,861	—	169,592

Core earnings (loss) before income taxes	125,339	17,170	41,114	20,871	6,929	(77,282)	—	134,141
Pro-Forma Adjusted EBITDA
Interest expense on debt	129	—	—	—	—	77,216	—	77,345
Depreciation and amortization	18,706	—	—	—	841	—	—	19,547
Non-cash interest income	(2,725)	—	(655)	(14,501)	(119)	—	—	(18,000)
Provision for loan losses	—	—	—	13,352	—	—	—	13,352
Residual Trusts cash flows	—	—	—	9,342	—	—	—	9,342
Pro forma synergies	2,651	—	—	—	—	1,118	—	3,769
Other	1,489	39	77	(221)	22	819	—	2,225

Total adjustments	20,250	39	(578)	7,972	744	79,153	—	107,580

Pro-Forma Adjusted EBITDA	$145,589	$17,209	$40,536	$28,843	$7,673	$1,871	$—	$241,721

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2011

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$92,386	$7,149	$—	$—	$—	$(7,617)	$91,918
Interest income on loans	—	—	—	40,171	—	—	40,171
Insurance revenue	—	—	20,065	—	—	(321)	19,744
Other revenues	1,111	—	490	—	2,466	—	4,067

Total revenues	93,497	7,149	20,555	40,171	2,466	(7,938)	155,900
EXPENSES
Interest expense	1,659	—	—	24,240	20,958	—	46,857
Depreciation and amortization	23,001	2,051	1,609	—	15	—	26,676
Provision for loan losses	—	—	—	2,651	—	—	2,651
Other expenses, net	60,305	4,497	10,585	8,552	9,157	(7,938)	85,158

Total expenses	84,965	6,548	12,194	35,443	30,130	(7,938)	161,342
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(298)	—	—	1,305	(655)	—	352
Gain on extinguishments	—	—	—	—	—	—	—
Other	—	—	—	—	1,758	—	1,758

Total other gains (losses)	(298)	—	—	1,305	1,103	—	2,110

Income (loss) before income taxes	8,234	601	8,361	6,033	(26,561)	—	(3,332)

Core Earnings
Step-up depreciation and amortization	17,524	2,051	1,608	—	15	—	21,198
Transaction and integration costs	—	—	—	—	4,340	—	4,340
Net impact of Non-Residual Trusts	—	—	—	—	3,170	—	3,170
Share-based compensation expense	1,636	124	406	—	117	—	2,283
Non-cash interest expense	298	—	179	687	—	—	1,164
Other	—	—	—	(1,646)	(1,304)	—	(2,950)

Total adjustments	19,458	2,175	2,193	(959)	6,338	—	29,205

Core earnings (loss) before income taxes	27,692	2,776	10,554	5,074	(20,223)	—	25,873
Pro-Forma Adjusted EBITDA
Interest expense on debt	88	—	—	—	20,957	—	21,045
Non-cash interest income	(977)	—	(488)	(3,262)	—	—	(4,727)
Pro forma synergies	2,185	—	149	—	1,330	—	3,664
Pro forma monetized assets	—	—	—	—	—	—	—
Depreciation and amortization	5,477	—	1	—	—	—	5,478
Residual Trusts cash flows	—	—	—	(264)	—	—	(264)
Provision for loan losses	—	—	—	2,651	—	—	2,651
Other	666	21	87	462	5	—	1,241

Total adjustments	7,439	21	(251)	(413)	22,292	—	29,088

Pro-Forma Adjusted EBITDA	$35,131	$2,797	$10,303	$4,661	$2,069	$—	$54,961

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2011

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$197,265	$14,275	$—	$—	$—	$(25,363)	$186,177
Interest income on loans	—	—	—	164,794	—	—	164,794
Insurance revenue	—	—	43,752	—	—	(2,101)	41,651
Other revenues	2,993	—	1,245	—	5,614	—	9,852

Total revenues	200,258	14,275	44,997	164,794	5,614	(27,464)	402,474
EXPENSES
Interest expense	3,096	—	—	91,075	42,075	—	136,246
Depreciation and amortization	46,438	3,906	2,706	—	28	—	53,078
Provision for loan losses	—	—	—	6,016	—	—	6,016
Other expenses, net	135,994	8,995	29,990	37,223	29,668	(27,464)	214,406

Total expenses	185,528	12,901	32,696	134,314	71,771	(27,464)	409,746
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(607)	—	—	965	(1,410)	—	(1,052)
Gain on extinguishments	—	—	—	95	—	—	95
Other	—	—	—	—	2,096	—	2,096

Total other gains (losses)	(607)	—	—	1,060	686	—	1,139

Income (loss) before income taxes	14,123	1,374	12,301	31,540	(65,471)	—	(6,133)

Core Earnings
Step-up depreciation and amortization	35,729	3,906	2,674	—	15	—	42,324
Transaction and integration costs	—	—	—	—	19,179	—	19,179
Net impact of Non-Residual Trusts	—	—	—	—	6,855	—	6,855
Share-based compensation expense	3,427	192	1,183	—	195	—	4,997
Non-cash interest expense	607	—	513	1,901	—	—	3,021
Other	—	—	—	(1,646)	(1,624)	—	(3,270)

Total adjustments	39,763	4,098	4,370	255	24,620	—	73,106

Core earnings (loss) before income taxes	53,886	5,472	16,671	31,795	(40,851)	—	66,973
Pro-Forma Adjusted EBITDA
Interest expense on debt	185	—	—	—	42,075	—	42,260
Non-cash interest income	(2,339)	—	(1,241)	(13,725)	—	—	(17,305)
Pro forma synergies	8,862	—	596	—	7,370		16,828
Pro forma monetized assets	—	—	—	(13,305)	—		(13,305)
Depreciation and amortization	10,709	—	32	—	13	—	10,754
Residual Trusts cash flows	—	—	—	9,108	—	—	9,108
Provision for loan losses	—	—	—	6,016	—	—	6,016
Other	872	43	295	1,872	(918)	—	2,164

Total adjustments	18,289	43	(318)	(10,034)	48,540	—	56,520

Pro-Forma Adjusted EBITDA	$72,175	$5,515	$16,353	$21,761	$7,689	$—	$123,493

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES
Servicing revenue and fees	$113,414	$91,918	$418,970	$186,177
Interest income on loans	36,654	40,171	154,351	164,794
Insurance revenue	19,149	19,744	73,249	41,651
Other revenues	7,160	4,067	20,419	9,852

Total revenues	176,377	155,900	666,989	402,474
EXPENSES
Salaries and benefits	64,609	50,608	230,107	117,736
Interest expense	45,324	46,857	179,671	136,246
General and administrative	45,652	30,614	136,236	78,597
Depreciation and amortization	25,999	26,676	99,728	53,078
Provision for loan losses	5,230	2,651	13,352	6,016
Other expenses, net	1,871	3,936	9,267	18,073

Total expenses	188,685	161,342	668,361	409,746
OTHER GAINS (LOSSES)
Net fair value gains (losses)	5,826	352	14,500	(1,052)
Gains (losses) on extinguishments	(48,579)	—	(48,579)	95
Other	—	1,758	—	2,096

Total other gains (losses)	(42,753)	2,110	(34,079)	1,139
Income (loss) before income taxes	(55,061)	(3,332)	(35,451)	(6,133)
Income tax expense (benefit)	(20,953)	600	(13,317)	60,264

Net income (loss)	$(34,108)	$(3,932)	$(22,134)	$(66,397)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	(92)	(882)	19	(1,248)
Amortization of realized gain on closed hedges	140	(32)	68	(154)
Unrealized gain (loss) on available-for-sale security in other assets	(55)	(3)	24	36

Other comprehensive income (loss) before taxes	(7)	(917)	111	(1,366)
Income tax expense (benefit) for items of other comprehensive income (loss)	8	(749)	34	(531)

Other comprehensive income (loss)	(15)	(168)	77	(835)

Comprehensive loss	$(34,123)	$(4,100)	$(22,057)	$(67,232)

Net loss	$(34,108)	$(3,932)	$(22,134)	$(66,397)
Basic earnings (loss) per common and common equivalent share	$(0.98)	$(0.14)	$(0.73)	$(2.41)
Diluted earnings (loss) per common and common equivalent share	(0.98)	(0.14)	(0.73)	(2.41)
Total dividends declared per common and common equivalent share	—	—	—	0.22
Weighted-average common and common equivalent shares outstanding — basic	34,850	28,609	30,397	27,593
Weighted-average common and common equivalent shares outstanding — diluted	34,850	28,609	30,397	27,593

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$442,054	$18,739
Restricted cash and cash equivalents	653,338	353,216
Residential loans (includes $6,710,211 and $672,714 at fair value)	8,220,967	2,278,402
Allowance for loan losses	(20,435)	(13,824)

Residential loans, net	8,200,532	2,264,578
Receivables, net (includes $53,975 and $81,782 at fair value)	259,009	229,779
Servicer and protective advances, net	173,047	140,690
Servicing rights, net	225,278	250,329
Goodwill	580,378	470,291
Intangible assets, net	161,926	137,482
Premises and equipment, net	137,785	130,410
Other assets	144,830	118,028

Total assets	$10,978,177	$4,113,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $24,246 and $21,515 at fair value)	$260,610	$217,929
Servicer payables	587,929	244,302
Servicing advance liabilities	100,164	107,039
Debt	1,146,249	742,626
Mortgage-backed debt (includes $757,286 and $811,245 at fair value)	2,072,728	2,224,754
Liability to GNMA Trusts at fair value	5,874,552	—
Deferred tax liability, net	41,017	43,360

Total liabilities	10,083,249	3,580,010

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized—10,000,000 shares
Issued and outstanding—0 shares at December 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value per share:
Authorized—90,000,000 shares
Issued and outstanding—36,687,785 and 27,875,158 at December 31, 2012 and December 31, 2011, respectively	367	279
Additional paid-in capital	561,963	178,598
Retained earnings	332,105	354,239
Accumulated other comprehensive income	493	416

Total stockholders’ equity	894,928	533,532

Total liabilities and stockholders’ equity	$10,978,177	$4,113,542

ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:
	December 31, 2012	December 31, 2011
Restricted cash and cash equivalents	$58,253	$59,685
Residential loans (includes $646,498 and $672,714 at fair value)	2,142,418	2,266,965
Allowance for loan losses	(20,138)	(13,604)

Residential loans, net	2,122,280	2,253,361
Receivables, net (includes $53,975 and $81,782 at fair value)	53,975	81,782
Servicer and protective advances, net	77,082	59,921
Other assets	62,683	63,498

Total assets	$2,374,273	$2,518,247

LIABILITIES OF CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$9,007	$10,163
Servicing advance liabilities	64,552	48,736
Mortgage-backed debt (includes $757,286 and $811,245 at fair value)	2,072,728	2,224,754

Total liabilities	$2,146,287	$2,283,653

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings and Pro-Forma Adjusted EBITDA

For the Quarter and Full Year Ended December 31, 2012

(in millions except per share amounts)

Core Earnings

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Loss before income taxes	$(55.1)	$(35.5)
Add back:
Step-up depreciation and amortization	20.4	80.1
Losses on extinguishment of debt	48.6	48.6
Share-based compensation expense	3.0	14.2
Transaction and integration costs	9.2	15.8
Non-cash fair value adjustments	2.6	2.6
Non-cash interest expense	4.2	6.1
Net impact of Non-Residual Trusts	3.3	0.9
Other	0.1	1.3

Pre-tax core earnings	$36.3	$134.1
After Tax core earnings (38% tax rate)	$22.5	$83.1

Diluted shares outstanding	34.9	30.4

Core EPS	$0.64	$2.73

Pro-Froma Adjusted EBITDA

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Loss before income taxes	$(55.1)	$(35.5)
Add:
Deprecation and amortization	26.0	99.7
Interest expense on debt	17.2	77.3

EBITDA	(11.9)	141.5
Add:
Losses on extinguishment of debt	48.6	48.6
Non-cash share-based compensation expense	3.0	14.2
Provision for loan losses	5.2	13.4
Transaction and integration-related costs	9.2	15.8
Residual Trusts cash flows	3.2	9.3
Pro forma synergies	—	3.8
Non-cash interest expense	4.2	6.1
Non-cash fair value adjustment	2.6	2.6
Net impact of Non-Residual Trusts	3.3	0.9
Other	0.2	3.5

Sub-total	79.5	118.2
Less:
Non-cash interest income	(3.5)	(18.0)
Other	—	—

Sub-total	(3.5)	(18.0)

Pro-Forma Adjusted EBITDA	$64.1	$241.7

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings and Pro-Forma Adjusted EBITDA

For the Quarter and Full Year Ended December 31, 2011

(in millions except per share amounts)

Core Earnings

	For the three months ended 12/31/2011	For the year ended 12/31/2011
Loss before income taxes	$(3.3)	$(6.1)
Add back:
Step-up depreciation & amortization	21.2	42.3
Transaction & integration related costs	4.3	19.2
Net impact of Non-Residual Trusts	3.2	6.9
Share-based compensation expense	2.3	5.0
Non-cash interest expense	1.2	3.0
Other	(3.0)	(3.3)

Pre-tax core earnings	25.9	67.0

After tax core earnings (38% tax rate)	$16.1	$41.5

Shares outstanding	28.6	27.6

Core EPS	$0.56	$1.50

Pro-Forma Adjusted EBITDA

	For the three months ended 12/31/2011	For the year ended 12/31/2011	Full Year 2011 Combined
Loss before income taxes	$(3.3)	$(6.1)	$(6.1)
Add back:
Depreciation and amortization	26.7	53.1	63.9
Interest expense on debt	21.0	42.2	58.9

EBITDA	44.4	89.2	116.7
Add back:
Transaction and integration costs	4.3	19.2	19.2
Pro forma synergies	3.7	16.8	16.8
Residual Trusts cash flows	(0.3)	9.1	9.1
Net impact of Non-Residual Trusts	3.2	6.9	(5.5)
Provision for loan losses	2.7	6.0	5.9
Non-cash share-based compensation expense	2.3	5.0	33.9
Non-cash interest expense	1.2	3.0	4.4
Green Tree 1H income before income taxes	—	—	45.2

Sub-total	17.1	66.0	129.0
Less:
Non-cash interest income	(4.7)	(17.3)	(21.0)
Pro forma monetized assets	—	(13.3)	(13.3)
Other	(1.8)	(1.1)	(0.4)

Sub-total	(6.5)	(31.7)	(34.7)

Pro-Forma Adjusted EBITDA	$55.0	$123.5	$211.0

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Definitions included in this document for a description of how these items are reported and see the Non-GAAP Reconciliations for a reconciliation of these measures to the most directly comparable GAAP financial measures.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our senior secured credit agreement, including, but not limited to pro-forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), Core earnings per share and Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.

Definitions

Core Earnings This disclaimer applies to every usage of Core Earnings and related terms such as Pre Tax Core Earnings, Core Earnings After Taxes and Core Earnings Per Share (“EPS”) in this document. Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better earnings per share metric to evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core Earnings excludes depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities.

Non-cash gains are net of non-cash charges or reserves provided. Core Earnings excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA This disclaimer applies to every usage of Adjusted EBITDA and related terms such as Pro-Forma Adjusted EBITDA and Adjusted EBITDA per share in this document. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our Company and its segments. Adjusted EBITDA is generally presented in accordance with its definition in the Company’s senior secured credit agreement, with certain exceptions, and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Pro-Forma Adjusted EBITDA excludes the impact of fair value option (“FVO”) accounting and includes cash gains for reverse mortgage origination activities. Adjusted EBITDA includes an adjustment to reflect pro-forma synergies in 2011 and 2012 and to reflect Green Tree as having been acquired at the beginning of the year for periods prior to the actual acquisition date. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance. The definition of Adjusted EBITDA used in this document differs from the definition in the Company’s senior secured credit agreement principally in that (i) the credit agreements include a pro forma adjustment to the projected EBITDA of acquisitions that were made less than twelve months ago and (ii) the senior secured credit agreement does not include the non-cash gains from forward mortgage origination activities in Adjusted EBITDA.

2013 Estimated Adjusted EBITDA and other amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of Walter Investment and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that this target will be achieved and the Company undertakes no duty to update this target. Please refer to the introductory slides of this presentation, as well as additional disclosures in this Appendix and in our Form 10-K and other filings with the SEC, for important information regarding Forward Looking Statements and the use of Non-GAAP Financial Measures.